Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-137162) of CardioGenics Holdings, Inc. of our report, dated February 26, 2016, which report includes an explanatory paragraph regarding CardioGenics Holdings, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements of CardioGenics Holdings, Inc. as of and for the years ended October 31, 2015 and 2014 which report appears in the October 31, 2015 Annual Report on Form 10-K of CardioGenics Holdings, Inc.

/s/ CohnReznick LLP
Hartford, Connecticut
February 26, 2016